Filed Pursuant to Rule 433

Dated April 23, 2013

Registration Statement No. 333-171537

Relating to

Preliminary Prospectus Supplement Dated April 23, 2013 to

Prospectus dated January 20, 2011

Arlington Asset Investment Corp.

6.625% Senior Notes due 2023

Issuer:	Arlington Asset Investment Corp.

Security:	6.625% Senior Notes due 2023

Principal Amount:	$25,000,000 aggregate principal amount

Stated Maturity Date:	May 1, 2023

Coupon (Interest Rate):	6.625% per year

Interest Payment Dates:	1st of every February, May, August and November, commencing August 1, 2013 (record dates: 15 calendar days immediately preceding an Interest Payment Date)

Interest Payment Convention:	Interest shall be computed on the basis of a 360- day year consisting of twelve 30-day months

Optional Redemption:	At any time or from time to time on or after May 1, 2016, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, on those notes to the redemption date.

Price to Public:	100% of the principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	April 24, 2013

Settlement Date:	May 1, 2013 (T+5)

Joint Bookrunners:	MLV & Co. LLC

JMP Securities LLC

Co-Managers:	Maxim Group LLC

National Securities Corporation

Northland Securities, Inc.

Compass Point Research & Trading, LLC

CUSIP:	041356 AB2

Application for Listing:	The Issuer intends to apply to list the notes on the New York Stock Exchange. If approved for listing, trading is expected to commence within 30 days after the original issuance date of the notes.

Trustee:	Wells Fargo Bank, National Association

NYSE Listing Standard	NYSE Listed Company Manual 703.19: at least 1 million publicly held Notes in the U.S., held by at least 400 holders in the U.S., with an aggregate market value of at least $4 million in the U.S.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MLV & Co. LLC at (212) 542-5882, JMP Securities LLC at (415) 835-8900 or Investor Relations of the Issuer at (703) 373-0200.

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